EXHIBIT 4(b)

FORM OF DEATH BENEFIT RIDER (RETURN OF PREMIUM)

Home Office: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319)355-8511

DEATH BENEFIT RIDER

The Guaranteed Minimum Death Benefit provision in the Death Proceeds Section of the policy to which this Rider is attached, is amended to include the addition of the following language:

The amount of this Guaranteed Minimum Death Benefit is equal to 100% of the total premiums paid for this policy, less any Adjusted Partial Withdrawals (as described below), as of the date of death.

A partial withdrawal will reduce the Guaranteed Minimum Death Benefit by an amount referred to as the “Adjusted Partial Withdrawal”. The Adjusted Partial Withdrawal may be a different amount than the Gross Partial Withdrawal. If at the time of the partial withdrawal, the Policy Value is greater than or equal to the Death Proceeds, the Adjusted Partial Withdrawal will equal the Gross Partial Withdrawal. If at the time of the partial withdrawal, the Policy Value is less than the Death Proceeds, the Adjusted Partial Withdrawal will be greater than the Gross Partial Withdrawal.

The Adjusted Partial Withdrawal is equal to the Gross Partial Withdrawal multiplied by the Death Proceeds immediately prior to the partial withdrawal divided by the Policy Value immediately prior to the partial withdrawal. The formula is APW = GPW x (DP/PV) where:

GPW	=	Gross Partial Withdrawal

DP	=	Death Proceeds prior to the partial withdrawal = greatest of (PV, CV, or GMDB)

PV	=	Policy Value prior to the partial withdrawal

GMDB	=	Guaranteed Minimum Death Benefit prior to the partial withdrawal

CV	=	Cash Value prior to the partial withdrawal

This Rider is effective on the Policy Date and can only be terminated when the policy to which this Rider is attached terminates. This Rider is subject to all the terms and conditions of the policy not inconsistent herewith.

Signed for us at our home office.

SECRETARY	PRESIDENT

RGMD 8 0603

Home Office: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319)355-8511

INDEX

Page
Accumulation Units	9
Adjusted Age	14
Adjusted Policy Value	4
Age or Sex Corrections	22
Annuity Commencement Date	22
Assignment	22
Beneficiary	23
Cash Value	5
Contract	22
Death Proceeds	12
Definitions	2
Dollar Cost Averaging Option	11
Evidence of Survival	22
Excess Interest Adjustment	5
Fixed Account	10
Guaranteed Periods	10
Guaranteed Return of Fixed Account Premium Payments	8
Income Options	14

Page
Income Option Tables	18
Incontestability	22
Modification of Policy	22
Non-participating	22
Option to Change Annuity Commencement Date	22
Partial Withdrawals	6
Payee	14
Payment of Premiums	4
Policy Data Page	3
Policy Value	4
Proof of Age	14
Protection of Proceeds	23
Right to Cancel	1
Rights of Owner	22
Separate Account	8
Service Charge	4
Settlement	22
Tax Qualification	22
Transfers	11

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

INCOME PAYABLE AT ANNUITY COMMENCEMENT DATE

BENEFITS BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT

ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT (SEE SECTIONS 6 AND 10C)

NON-PARTICIPATING

Y1086